News Release

Level 8 Systems, Inc. Elects Charles B. Porciello, CEO of Pilar Services, Inc. to the Board of Directors

Cary, NC—June 6, 2005 (LVEL: OTCBB)—Level 8 Systems, Inc. today announced that Charles B. Porciello has been elected to the company’s Board of Directors. Mr. Porciello (U.S. Air Force Ret) is the CEO of Pilar Services, Inc. and brings over four decades of experience and leadership to Level 8.

“I am delighted to be appointed to Level 8’s Board of Directors and look forward to helping management deliver the Cicero value proposition to key decision makers. I believe Cicero’s ability to provide simple solutions to complex integration challenges lends itself to countless opportunities within the military and intelligence sectors. Cicero can greatly enhance our governments’ ability to discover, collaborate and disseminate knowledge”, noted Mr. Porciello. “My mission is to help thought leaders within government and industry better understand the inherent advantages of Cicero’s non-invasive approach to application integration and modernization.”

“Charles has vast experience helping small companies deliver value to the Federal government. This expertise will be invaluable as we demonstrate how Cicero helps resolve some of the critical integration and collaboration challenges facing the intelligence community,” said Tony Pizi, Chief Executive Officer of Level 8.

Mr. Porciello graduated from the U.S. Military Academy with a BS in Engineering and received his Masters Degree in Management from the University of Nebraska. Mr. Porciello retired from the U.S. Air Force in 1982 after serving his country for twenty five years.

About Level 8 Systems
Level 8 Systems, Inc. is a provider of high-performance, productivity-enhancing application integration software solutions that enable companies to extend the life, flexibility and operational effectiveness of their mission critical IT investments, substantially improve IT portfolio ROI and more efficiently maximize the business value of complex business systems in use throughout the enterprise.  Level 8's breakthrough technologies, products and services assist leading companies in diverse industries such as financial services, government, healthcare, contact center and business process outsourcers, communications, utilities, travel and hospitality, and retail.

Level 8 Systems, Level 8, the Level 8 logo, and CICERO, are trademarks of Level 8 Systems, Inc. and/or its affiliates.

Except for any historical information contained herein, this news release contains “forward-looking statements” on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters.  Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, that Level 8 may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements.  For a description of other factors that could cause such a difference, please see Level 8’s filings with the Securities and Exchange Commission.

Level 8 Systems Contacts:
Marketing - John Sarazen, (908) 771-0134, or jsarazen@level8.com
Sales - Keith Anderson, (866) LEVEL88, or kanderson@level8.com